Exhibit 10.11
FORM OF APPOINTMENT AGREEMENT OF K. CASEY
The Directors
Public Policy Holding Company, Inc.
800 North Capitol St., NW, Suite 800
Washington, DC 20002
Ms. Kathleen L. Casey
c/o Public Policy Holding Company, Inc.
800 North Capitol St., NW
Washington, DC 20002
_________, 2025
Dear Kathleen:
Public Policy Holding Company, Inc. (the "Company")
I am writing to set out the terms of your appointment as a non-executive director of the Company which have been agreed by the board of directors of the Company (the "Board"). It is agreed that this is a contract for services and is not a contract of employment, and nothing in this letter shall make you an employee, worker, agent or partner of the Company and you shall not hold yourself out as such.
1.    Appointment
Your term of appointment hereunder shall begin on ________, 2025, being the effective date of the listing of the Company’s shares of Common Stock on The Nasdaq Global Market. In connection with such appointment, and in light of the Company’ three classes of directors (with respective terms expiring (if not earlier terminated) at consecutive annual meetings of the Company’s stockholders (“AGM”)), your appointment is as a Class II Director, and, as such, your appointment will continue until the Company's AGM to be held in 2026, your removal by the stockholders of the Company, or yourself pursuant to a resignation provided on three months' prior written notice.
Your appointment is subject to the Company's certificate of incorporation and its bylaws as amended, restated or supplemented from time to time (the "Constitutional Documents"). Nothing in this letter shall be taken to exclude or vary the terms of the Constitutional Documents as they apply to you as a director of the Company, or your duties as a director under Delaware law, the Company’s jurisdiction of incorporation. Pursuant to the Constitutional Documents and Delaware law, as a Class II Director, you will be subject to election by the shareholders at the Company's AGM to be held in 2026, and at subsequent AGMs as determined in accordance with the Company's Constitutional Documents.
As a non-executive director of the Board you are typically expected to serve two three-year terms but may be invited by the Board to serve for an additional period. Any term renewal is subject to Board review and AGM re-election. Despite any mutual expectation, the Board has no obligation to nominate you for re-election at any AGM, and the stockholders have no obligation to vote in favour of your election at any AGM.
Despite the above paragraphs, the Company may terminate its obligations under this letter on three months' prior written notice.

On termination of the Company’s obligations hereunder, you agree that you shall, at the Company's request, resign from your office as director of the Company and any offices you hold in any of the Company's group companies.
You will not be entitled to any compensation for loss of office.
2.    Time Commitment
Overall you will be expected to devote such time as is necessary for the proper performance of your duties hereunder and under Delaware law. I anticipate a minimum time commitment of two days per month. This will include attendance at Board meetings, at meetings of any Board Committees to which you are appointed and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.
As at the commencement of your appointment, you shall be appointed to each of the Audit Committee and the Nominating and Corporate Governance Committee (and, in the latter case, as Chair of such committee), in each case, in accordance with the Constitutional Documents and the applicable committee charters.
The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.
By accepting this appointment, you have confirmed that you (i) have fully disclosed to the Board your current other significant commitments and agree to inform the chairman of the Board promptly of any change to these commitments; and (ii) are able to allocate sufficient time to meet the expectations of your role and to comply with your obligations under Delaware law. The agreement of the Chairman of the Board should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.
3.    Role
Under Delaware law, non-executive directors have the same general legal duties to the Company as an executive director. The Board as a whole is collectively responsible for the success of the Company. The Board:
(a)    provides entrepreneurial leadership of the Company within the framework of prudent and effective controls which enable risks to be assessed and managed;
(b)    sets the Company's strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives and reviews management performance; and
(c)    sets the Company's values and standards and ensures that its obligations to its shareholders and others are understood and met.
Each director must act in a manner that satisfies his or her duties under Delaware law. In summary, the duty of loyalty requires that each director act in good faith and in the best interest of the corporation and its stockholders in making a business decision. The duty of care requires that each director inform himself or herself prior to making a business decision of all material information reasonably available to them. This duty requires each director to proceed with a

“critical eye” in assessing information. The duty of care emphasizes the importance of process over substance. A director can be wrong, as determined retroactively, in a decision he or she makes so long as he or she follows the right process in making it.
In addition to the above mentioned duties which are applicable to all directors, the role of a non-executive director is to bring objectivity and independence to the Board and has the following key elements:
(a)    strategy – non-executive directors should constructively challenge and contribute to the development of strategy;
(b)    performance – non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;
(c)    risk – non-executive directors should satisfy themselves that the Company's financial information is accurate and that the Company's financial controls and systems of risk management are robust and defensible;
(d)    people – non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointment and, where necessary, removing senior management and in succession planning;
(e)    skills – devote time to developing and refreshing your knowledge and skills;
(f)    values – uphold high standards of integrity and probity and support me and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;
(g)    information – insist on receiving high-quality information sufficiently in advance of board meetings; and
(h)    stakeholders' views – take into account the views of shareholders and other stakeholders where appropriate.
You will of course be expected to comply with the principles of good corporate governance, relevant UK and US legislation and all and any guidelines issued from time to time by the Institute of Directors and/or any regulatory authority, including the rules of each stock exchange on which the Company's shares are traded.
You will also be required to comply with the Company's Policy on Dealings in Securities (the "Code"), a copy of which you acknowledge you have been provided with. The Code is separate from the insider dealing provisions contained in the Criminal Justice Act 1993 and the prohibitions on insider trading arising under the US Securities Exchange Act of 1934 and you may not at any time enter into any transaction which contravenes such provisions irrespective of whether this should also breach the Code. You may also not at any time enter into any transaction or engage in any behaviour which constitutes insider dealing, unlawful disclosure of inside information or market manipulation under the UK Market Abuse Regulation or applicable U.S. or other laws.
The above is a general overview of your duties as a non-executive director, and the nuances of your duties are based on the underlying applicable facts and your actions (or inactions) in connection therewith.

4.    Review and Duration
Your performance, along with the rest of the Board, will be reviewed annually. If in the interim there are matters which cause you concern about your role you should discuss them with me and, if applicable, counsel. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.
I mentioned above the provisions of the Constitutional Documents dealing with appointment and retirement of directors. Subject to these and the provisions contained in clause 1 above, there will be a discussion prior to the next occasion on which you come up for re-appointment in accordance with the Constitutional Documents and thereafter on every such occasion. If agreed and, subject to approval of shareholders, your appointment will on each such occasion be renewed until the AGM at which you next ordinarily come up for re-election.
5.    Fees
Your fee as a director will be US$200,000 per annum before tax which will be subject to annual review by the Board. Such payment will consist of US$100,000 cash (to be paid quarterly in arrears) and US$100,000 in Restricted Stock Unit awards (vesting on the first anniversary date of the grant date) under the Company’s Amended and Restated Omnibus 2021 Omnibus Incentive Plan (as such may be amended, restated and supplemented). The Company will reimburse you in accordance with the Constitutional Documents for all reasonable and properly documented expenses you properly incur in performing the duties of your office.
You will be solely responsible for the payment (in any jurisdiction) of any taxes and employee or national or social insurance contributions arising in respect of, or by any reason of, the payment of fees under this letter (except to the extent to which the Company has made or does make an actual deduction in respect of such liability) and you shall indemnify and keep indemnified the Company in respect of such taxes and national or social insurance together with any interest, penalties, costs or expenses incurred by the Company in connection therewith.
Your appointment will not be pensionable, nor (except as provided above with respect to your director fee) will you participate in any of the Company's incentive schemes for the benefit of employees.
Expenses reimbursed may include reasonable travel and accommodation expenses and reasonable legal and other fees if circumstances should arise in which it was necessary for you to seek independent advice about the performance of your duties. The circumstances in which this might occur may be problematic and, if you are minded to seek such advice, I would expect you to discuss the issue in advance either with me or, in my absence, another of the Company's non-executive directors before taking such advice.
On termination of the appointment, you will only be entitled to fees accrued up to the date of termination together with reimbursement of any expenses properly incurred prior to that date.
6.    Outside Interests
It is understood that you may have business interests other than those of the Company. However, you should not, without the prior consent of the Board accept any appointment which might involve a direct or indirect conflict of interest between the Company or any of its subsidiary undertakings (together the "Group") and any other duties or interests which you have. If you anticipate that any possible conflict might arise, you will be expected to discuss the matter with me or another of the non-executive directors in advance so we may seek an appropriate solution. Further, in the event that you become aware at any time of any potential conflicts of interest that you may have, these should be disclosed to the Chairman of the Board as soon as apparent.
7.    Insurance and Indemnity
The Company has directors' and officers' liability insurance and it intends to maintain such cover for the period of your appointment. If you would like a copy of the policy document, please let me know. In addition, the Constitutional Documents will require indemnification for directors and officers (including advancement of expenses) to the maximum extent permitted by Delaware law. This means a director will be indemnified if he or she acts in good faith and in a manner he or she reasonably believes to be in, or not opposed to, the best interests of the Company. The terms and conditions of such indemnification are memorialized, and subject to the terms and conditions set forth in, [TBD - the Indemnification Agreement, dated ________, 2025, by and between you and the Company].
8.    Confidential Information
During the course of your appointment you will come into possession of trade secrets and confidential information relating to the business and finances, and products of the Company and other companies in the Group. This confidential information is and remains the property of the Company, any Group company and/or its or their clients, employers or suppliers. You should not of course either during the course of your appointment or at any time after its termination for any reason use, other than for the purposes of the Company or any company in the Group, or disclose to any person or persons whatsoever, any such confidential or secret information or any other confidential or secret information which may have come to your knowledge during the term of and as a result of your appointment. This restriction does not apply to information which has come into the public domain other than as a result of your failure to observe the confidentiality provisions set out herein or to the extent that such information is required to be disclosed: (i) by any applicable law, regulation or court order; or (ii) to any applicable regulatory authority that requires it.
In addition, your duties under Delaware law contemplate a duty of confidentiality, which requires that directors maintain confidentiality with respect to material non-public information about the Company and its performance.
At the termination of your appointment you will surrender and deliver up to the Company all confidential information you possess and, at the election of the Company, expunge all confidential information from any computer or other similar device into which it was programmed and destroy all notes or memoranda containing confidential information in your possession or control.
Your attention is also drawn to the requirements both under legislation and regulation as to the disclosure of inside information and price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Board.
You hereby waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in respect of all copyright works created by you in the course of performing your duties hereunder.

9.    Data Protection
You acknowledge that the Company (and where relevant the Group), will process personal data (including, where necessary, sensitive personal data) in relation to you, both inside and (if it is necessary or desirable for the Company to do so) outside the European Economic Area. The reasons for carrying out such processing are for the proper administration and management of your appointment as a non-executive director of the Company, to perform under this letter, and to comply with legal and regulatory obligations. Your personal data (including, where appropriate, sensitive personal data) may be disclosed to regulatory bodies, government agencies and other third parties as required by law or for administration purposes.
You agree to keep the Company informed of any changes to your personal data about you and to comply with all relevant data protection legislation.
10.    Miscellaneous
Please let me know if you have any questions about any of the matters raised in this letter. In any event, I should be grateful if you would return to me the enclosed copy signed to acknowledge receipt and acceptance of the arrangements set out here.
The terms of this letter supersede all previous arrangements between you and the Company or any Group company regarding your appointment as a non-executive director of the Company.
This letter may be executed in any number of counterparts but shall not take effect until each party has executed at least one counterpart. Each counterpart when executed shall constitute an original but all the counterparts shall together constitute a single and the same agreement.
In the event of any conflict between the terms of the Constitutional Documents and the provisions of this letter, the Constitutional Documents shall prevail.
This letter and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and you hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America, the United Kingdom or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this letter, (iii) waive any objection to the laying of venue of any such action or proceeding in the

Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
Yours sincerely
Simon Lee
Chairman
I hereby acknowledge receipt of and accept the terms set out in this letter.

Signed

Kathleen L. Casey